Investor Questions and Answers: June 27, 2025 We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a periodic basis. The following answers respond to selected questions received through May 31, 2025. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response. If you would like to submit a question, please send an e-mail to investors@morningstar.com or write us at the following address: Morningstar, Inc. Investor Relations 22 W. Washington St. Chicago, IL 60602 Use of Non-GAAP Measures These Investor Questions and Answers reference non-GAAP financial measures, including but not limited to, adjusted operating margin and organic revenue growth. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliation of non-GAAP financial measures can be found in the Investor Relations area of the Company’s corporate website at shareholders.morningstar.com/investor-relations in the Financial Summary section. Private Credit 1. At the 2025 AGM, private credit was highlighted as an opportunity within multiple segments within Morningstar’s business (Direct Platform through semi-liquid fund medalist ratings, Morningstar Credit and PitchBook). Could you please quantify the current sales % of private credit for Morningstar sales overall and within each of these businesses today and help size the potential addressable market opportunity for private credit (given your existing product set and near-term roadmap)? How material of a sales driver could private credit be to Morningstar’s annual sales base overall? Private credit represents an important opportunity for growth across multiple Morningstar segments. Private debt assets under management totaled roughly $3.3 trillion (including assets in evergreen structures) in 2024, a figure that PitchBook projects will grow to $4.9 trillion by 2029. We’ve shared that approximately a quarter of ratings-related revenue for Morningstar Credit was related to private transactions in 2024, an increase over 2023 and 2022, and an area where we see continued growth opportunities. Outside of Morningstar Credit, we don’t disclose detail on revenues for private credit and we continue to evaluate the exact size of the market opportunity. Overall, we believe that expanded private credit data, research, and capabilities will help drive demand in multiple client segments. For PitchBook, specifically, firms that are primarily identified as private credit and lenders represent a small, but growing client segment, while investors, general partners, and investment banks value our private credit data and capabilities. For example, private credit capabilities have supported the expansion of our relationship with certain large asset management clients. Within Morningstar Direct Platform, we’re expanding our private credit capabilities to address important use cases for asset managers and advisors and wealth managers. We plan to launch our new Morningstar Medalist Rating for Semiliquid Funds later this year, to include coverage of a number of private credit funds. In late June, we introduced new capabilities in Direct Advisory Suite designed to help advisors evaluate, compare, and communicate the role of private investments within a broader portfolio context. This includes the addition of a new private capital fund universe to screen, compare, and monitor private investments, the enhancement of the Morningstar Risk Model to account for private capital funds, and new portfolio transparency tools.

Morningstar Direct Platform 2. Could you please quantify the impacts of the Morningstar Direct Platform organic growth rate deceleration from 8% in 2022 to 5.8% in 2024? What was the growth rate of the underlying “core” products when excluding one-time impacts & de-emphasized products in 2024 and Q1 2025? Could you please clearly quantify the one-time impacts (such as the large research distribution client that took research in-house), the impact of “de-emphasized” products (such as the exchange market data product within Morningstar Data), pricing (more challenging comparison for multi-year contracts not up for renewal) and any other factors to help bridge the organic growth rate delta? Could you please specify the underlying “core” products organic growth rates within Morningstar Direct Platform segment for each of the past 3 years? We are looking to better quantify the specific reasons behind the organic growth rate in this segment and better understand underlying organic “core” growth to ensure that growth rates remain healthy. You’re correct that Morningstar Direct Platform organic revenue growth slowed from 8.0% (4.4% reported) in 2022 compared with 2021 to 5.8% (5.5% reported) in 2024 compared with 2023. The slowdown has been driven by the combination of flat-to-declining revenue trends for non-core products in the segment as well as slower growth in certain core products. We don’t disclose revenue time series or quantitative detail beyond the key product areas in this segment. That said, all the revenue generated by the Morningstar Advisor Workstation key product area and the vast majority of revenue generated by the Morningstar Direct Product area are considered to be core. Within Morningstar Data, products we consider to be core grew at a meaningfully higher average rate than the average rate for non-core products in 2024 and Q1 25 compared to prior-year periods. (This response refers to the new product area classifications introduced with our Q1 25 reporting.) The four most significant drivers of the slowdown in Morningstar Direct Platform revenue between 2022 and 2024 were: - Slower license growth in Morningstar Direct, as discussed in more detail in a related question this month, contributed to slower revenue growth in 2024 compared to 2022. Morningstar Direct annual license growth slowed from 6% compared to the prior- year period in 2022, to 1% in 2023 and 2024. The impact from slower license growth was partially offset by increases in revenue from Morningstar Direct Reporting Solutions; in many cases reports and analyses are shared more widely across large firms even as license counts have stagnated or declined. With the updated Morningstar Direct Platform product areas introduced in Q1 25, Morningstar Direct Reporting Solutions revenue is now included in the Morningstar Direct product area. The slowdown was further offset in the Morningstar Direct product area due to the introduction of a new capability in 2023 that allowed clients to create data feeds via Morningstar Direct. Associated revenue was initially booked to Morningstar Direct. For contracts signed or renewed starting in Q3 24, revenue is now being booked to Morningstar Data. The treatment of revenue for data distributed via Morningstar Direct had no impact on overall Morningstar Direct Platform segment revenue. - Starting in Q3 24, the loss of a large research distribution client contributed to a decline in revenue for that product, with a negative impact on Morningstar Data and the broader segment revenue growth. Research distribution is a non-core product in our Morningstar Data product area. - Morningstar Advisor Workstation growth slowed from 4.7% (or 5.1% on an organic basis) in 2022 compared to 2021 to 1.0% (1.2% organic) in 2024 compared to 2023. Slower growth in 2024 was due in part to lower revenue associated with AppHub, a two-sided digital marketplace initially introduced into Morningstar Advisor Workstation in 2022 that allowed clients to access additional third-party applications. The approach did not deliver as we expected. We transitioned to a strategic partnership approach with a focus on building relationships and integrations with firms aligned to more common advisor workflows, which resulted in a decline in associated revenues starting in Q3 24. In addition, we experienced product delays, which slowed the delivery of Direct Advisory Suite and negatively impacted renewals and new client acquisition.

- In 2024, we overhauled and modernized our Direct Web Services product (non-core), which led to an anticipated increase in customer churn and weighed on the growth rates for Morningstar Data and the broader segment. Please see our Q1 25 CEO shareholder for more details on changes we made to Direct Web Services. Other contributors to slower growth for Morningstar Direct Platform included the larger-than-typical price increase implemented in early 2023 through early 2024, which has contributed to slower growth compared with the prior-year period in recent quarters as we returned to more normalized price increases; further, the signing of multi-year contracts when we implemented these increases subsequently reduced expansion opportunities. In addition, the shift in our focus from revenue growth to profitability for exchange market data contributed to slower growth in 2024 and Q1 25 for Morningstar Data. Going forward, our teams are focused on executing on growth opportunities in our core Morningstar Direct Platform products, including Morningstar Direct, core products within Morningstar Data, and Morningstar Advisor Workstation/Direct Advisory Suite. Our vision for Morningstar Direct Platform is described in more detail in our Q1 25 CEO shareholder letter. 3. Sales outside of disclosed products (namely, Morningstar Data, Morningstar Direct, Advisor Workstation), were $42m in Q1’24, $43m in Q2’24, $40m in Q3’24 and $37m in Q4’24. What led to the sequential decline in Q3 and Q4 ($3m each quarter)? Please quantify each of the factors. What would this “other” sales look like in Q1’25? Several different products including Morningstar Direct Reporting Solutions, Direct Web Services, research distribution and the Commodity and Energy Data business were included in the Morningstar Direct Platform segment, but not in a key product area as we reported key product areas in 2024. The revenue trend you observe is driven in large part by the divestiture of the Commodity and Energy Data business which closed on September 30, 2024; the loss of a large client in our research distribution business in Q3 24; and the softness we’ve observed in the Direct Web Services product. We have provided historical data for the updated Morningstar Direct Platform key product areas introduced in Q1 25. We do not plan to provide additional updates on the key product areas as previously defined. 4. Can you please give historical revenues for Direct Platform by line item (new breakout) for the last few quarters. You have given growth rates but not revenues. Given the restated sales allocation/segmentation of Morningstar Data, Morningstar Direct and Morningstar Advisor Workstation products’ historical organic growth rates in the supplemental presentation, could you please provide the historical quarterly sales $ figures for each of these 3 products within Morningstar Direct Platform segment from Q1 2022 to Q1 2025? Yes, we plan to provide this data with our Q2 25 supplemental quarterly deck. 5. Direct product licenses in the U.S. have not grown materially since 2021 (9,096 in ’24 vs. 9,020 in ’21). What are the main factors constraining Direct product license growth in the U.S.? As you note, Morningstar Direct US license counts were relatively flat between 2021 and 2024, due to several different factors. We instituted a larger-than-typical price increase starting in early 2023, and, as a result, some larger asset managers, especially in the US, reduced their licenses. In addition, mergers and acquisitions activity in the asset and wealth management customer segments, and workforce reductions and other cost saving efforts at some of our larger clients have negatively impacted license counts. The addition of new smaller asset managers and private wealth clients has helped offset this trend. In addition, in some cases, we have seen revenue gains from report distribution as reports and analyses are shared more widely across large firms even when license counts have stagnated or declined. Morningstar Direct Reporting Solutions revenue has increased substantially since 2021, and with the updated Morningstar Direct Platform product areas introduced in Q1 25, is now included in the Morningstar Direct product area.

6. You have provided very helpful disclosures in the past to help investors understand the revenue mix by customer for PitchBook. Could you please provide a rough breakdown of the revenue by customer type for the Direct segment? In 2024, the advisor and wealth manager customer segment accounted for a little over 40% of total Morningstar Direct Platform revenue while asset managers accounted for a little more than a 35% of revenue. Alliances and redistributors accounted for a little less than 15% of 2024 Morningstar Direct Platform revenue. Through our partnerships in the alliances and redistributors customer groups, we are focused on expanding Morningstar’s reach and partnerships with financial organizations and technology providers to distribute Morningstar’s data, research, software, and investment products through strategic alliances and redistribution agreements. The remaining revenue was associated with retirement market participants and other, smaller, customer segments including asset owners. 7. You have provided disclosures in the past to help investors understand the build up to the PitchBook TAM (# of potential firms, # of licenses, $/license, etc.). Can you provide a similar buildup for how you think about the TAM for the Direct segment today? We align with industry practices by not publishing a specific total addressable market (TAM) figure for Morningstar Direct Platform. This decision reflects the complexities inherent in accurately defining a TAM for products that serve such a broad and diverse audience, spanning multiple industries and use cases. The team regularly evaluates the size and potential of the markets we serve to identify growth opportunities and address the evolving needs of our existing clients. This is achieved through the analysis of numerous proprietary and third-party datapoints to develop a comprehensive understanding of our market potential. Additionally, the methodologies we use to evaluate the market opportunity are reviewed and refined on a regular basis. This enables us to remain agile in how we respond to emerging trends and client expectations. That being said, with roughly $44.3 billion in global spend on financial data and analysis in 2024, we see ample room for growth both in our current client segments, and as we continue to consider new potential client segments. Morningstar Credit 8. A June 2024 NAIC report noted that smaller credit ratings (a group that includes Morningstar DBRS) are providing an increasing share of private credit letter ratings and these ratings were several notches higher than those assigned by the NAIC’s Securities Valuation Office (SVO), with smaller credit ratings agencies on average providing higher ratings compared to SVO. It appears to us that the SVO may have the ability to challenge private credit ratings beginning in 2026. Why are the ratings so much lower and what credit rating agency is driving the gap? Will increased scrutiny from the NAIC SVO positively or negatively impact your business? NAIC retracted the June 2024 report that you reference in 2025 primarily due to data quality issues. Without commenting on our competitors’ ratings methodologies, we’d underscore that Morningstar DBRS follows the same analytical processes, using the same criteria, methodology, policies, and procedures to rate private market transactions that it uses to rate public market transactions. In addition, Morningstar DBRS includes public and private credit ratings in its transition and default studies. As of Dec. 31, 2024, more than 500 Morningstar DBRS credit rating analysts and analytical support staff participate in Morningstar DBRS credit rating activities across asset classes and public and private transactions globally. The SVO has annual meetings with their membership; for more information you can visit their website (https://content.naic.org/industry/securities-valuation-office) to see agendas and associated proposed timeline updates. 9. To what extent do you believe that the Big 3 players have been unable to gain share in this market due to overly conservative ratings that are intended to match the public ratings? Historically, the larger credit ratings agencies were not focused on the private markets but instead concentrated their efforts on bigger opportunities, including investment-grade corporate credit, where they have dominant positions; that has only recently started to change with the growth in private credit. The private market also provides a more level playing field for smaller ratings agencies to compete, unlike the public markets where issues related to legacy investment mandates and index eligibility can come into play.

Morningstar DBRS follows the same analytical processes, using the same criteria, methodology, policies, and procedures to rate private market transactions that it uses to rate public market transactions. 10. It’s our understanding that in structured markets, Morningstar DBRS is often in the lower (riskier) tranches. Why is Morningstar DBRS comfortable participating in areas (e.g., niche areas of private credit or junior tranches) where issuers “rating shop” and the Big 3 decide to act more conservatively? When Morningstar DBRS is engaged to analyze a transaction, we typically analyze the entire capital structure. We believe providing coverage across the capital structure adds value to our investor base, some of whom are insurance companies who may buy higher risk mezzanine tranches of these transactions. 11. Of the 25% of Morningstar Credit ratings revenue that comes from private transactions, can you quantify the breakdown between direct lending, asset-based finance, risk transfer and other sub-categories? Which is the fastest growing, and in which do you feel Morningstar has highest market share? Roughly a quarter of Morningstar Credit ratings revenue was related to private transactions in 2024. While we don’t disclose our private credit ratings by transaction type, the primary drivers of our private credit rating business are credit ratings on feeder funds, asset- based lending, middle-market corporates, and digital infrastructure (including data centers). We only disclose market coverage where we are able to cite independent third-party sources, and we are not aware of any sources that meet this criterion. 12. It was great to see the strong Q1 25 for Morningstar Credit. However, several market forecasts are now projecting a decline in structured finance issuance volumes for the remainder of 2025. How do you think these headwinds will impact Credit’s growth in 2025? What operating levers can Morningstar pull to help preserve margins given these potential volume headwinds? You are correct that structured finance issuance grew rapidly in 2024 and through Q1 25, due in part to pent-up demand from prior years. That said, while we may see a slowdown from 2024’s record issuance, we expect structured finance issuance to remain healthy at more normalized levels. Over the past few years, we have taken steps to diversify Morningstar Credit’s revenue base with the goal of making the business less vulnerable to fluctuations in structured finance issuance, especially in commercial mortgage-backed securities. That’s included an expansion of our activities in private and middle-market credit in the US and Europe and the impact of a small-but-growing data business; within structured finance, we’ve also built out teams and methodologies covering asset-based securities and residential mortgage-backed securities. Taking into account the breadth of our ratings coverage, we believe that we continue to operate in an active debt capital market. As a result, we continue to support that growth and meet demand for our ratings. PitchBook 13. Addressable market: The Pitchbook TAM estimate was increased from $6.5B in 2023 to $11.1B in 2025. What were the key drivers of the TAM estimate increase? Could you please provide an update on the TAM in terms of $ and number of firms for PitchBook? How penetrated is PitchBook in each of these verticals today in terms of # of firms? Morningstar increased its estimate of PitchBook’s total addressable market (TAM) from $6.5 billion in 2023 to $8.8 billion in 2024 to $11.1 billion in 2025. The increase reflects the ongoing global expansion of PitchBook’s data coverage and use cases across client types, the growth of private markets, and higher demand for integrated data solutions across corporates and service providers. Penetration rates vary across customer segments. The highest are in PitchBook’s core segments, including private equity, venture capital and investment banks, but we see ample room to continue growing. Clients in these core segments use PitchBook across multiple investment workflows, including deal sourcing, execution, fundraising, and benchmarking. We assess penetration by calculating the number of client logos in each segment as a percentage of the total companies in that segment’s TAM. While this provides directional insight, it does not capture the full opportunity to expand within existing accounts.

14. Could you please share the updated customer mix by end market (e.g. company, venture capital, private equity, etc.) and customer count at year-end 2024? Could you also please provide the new logos added in 2024? How many new PitchBook customers were added in 2024 (gross and net of churn)? What is the average annual ACV of these new customers?

As of year-end 2024, PitchBook's total client count remained flat compared to year-end 2023 at roughly 10,600. We do not disclose gross client additions counts or annual contract value (ACV) for new customers. We'd note that the relatively flat client count between 2023 and 2024 reflects the addition of clients across our core and corporate client segments, offset by the loss of corporate clients as we've continued to see churn in that client segment. Corporates tend to have more limited use cases for private market data, research, and tools in periods of slower deal activity, and they're often more sensitive to budget constraints in uncertain macro environments.

Please see below for the updated breakdown of logos by client segment type as of April 2025:

Company		34%
Total Investor		37%
	Private Equity	10%
	Asset Manager	11%
	Venture Capital	16%
Limited Partner	Limited Partner	4%
Total Service Provider		23%
	Credit Investors/Participants	2%
	Other Service Provider	9%
	Commercial Bank	2%
	Investment Bank	10%
Non-Core	Non-core	2%
	Total	100%

15. Could you please provide net revenue renewal rates for 2024? What steps is PitchBook taking to improve the revenue retention rate in 2025? What factors are most important to returning to historical revenue retention rates? Absent an improvement in the capital markets/M&A and macroeconomic environment, what levers can you pull to improve Pitchbook's organic growth rate back closer to historical levels?

As we disclosed in our 2024 10-K, PitchBook's 2024 annual revenue renewal rate was 107%, a decline from 112% in 2023. We calculate the annual revenue renewal rate using the annual contract value method, which is the dollar value of renewals divided by the total dollar value of contracts up for renewal during the period.

Please see a response to a related question dated May 7, 2025, for more detail on key drivers of the decline in revenue renewal rates from 2023 to 2024.

To improve retention and support growth, PitchBook is focused on:

- Enhancing platform value through deeper data coverage and workflow integrations;
- Targeting our sales and marketing efforts to potential clients who are active in use cases that PitchBook supports;
- Expanding Direct Data offerings (e.g., APIs, CRM integrations) to embed PitchBook more deeply into client systems;
- Prioritizing customer success and onboarding to ensure clients realize value quickly; and
- Expanding adoption of use cases that PitchBook supports with existing clients

We do not provide guidance on future growth or renewal rates and acknowledge that the level of capital activity and deal making, and the broader macroeconomic environment can have an impact on PitchBook's growth trajectory. Overall, we are confident in the PitchBook value proposition and our ability to expand the renewal base over time.

16. What is your current sales rep capacity, and how is that rep capacity and quota attainment tracking versus your plans for Pitchbook? We do not disclose sales rep capacity or quota attainment publicly. We staff teams across PitchBook to support durable growth. Morningstar Wealth 17. What is the timeline or required revenue growth needed return the Morningstar Wealth segment to profitable adjusted operating margin levels? Is there a target longer-term adjusted operating margin that the Morningstar Wealth segment can achieve? We don’t provide guidance, including on long-term margin targets and timelines. With changes over the past year, including our strategic alliance with AssetMark and our decision to retire Morningstar Office, we have refocused Morningstar Wealth on Morningstar Model Portfolios offered on third-party platforms and the International Wealth Platform, both areas where we believe that we can scale and grow more efficiently and improve profitability. Segment Disclosures 18. Could you also please provide a segment breakdown (License-based, Asset-based, Transaction-based) already in the earnings presentation, so we do not have to wait for the 10-Q for that? Thank you for your feedback. We plan to provide the segment breakdown by revenue type in the quarterly supplemental deck starting with our reporting for Q2 25. Morningstar 19. Can you share any metrics around success in growing your products/customer and/or the wallet share? I know management has spoken about seeing cross-product synergies but on the surface, it seems more like a house of financial data brands, which isn’t a bad thing but we wanted to better understand how you view the company’s resource allocation and decisions around structure based on cross-product synergies? Where appropriate, we are structured to leverage a combined market where clients are shared across our segments. To that end, in 2025, we broadened our approach to integrated sales for clients who buy multiple products from Morningstar with an account executive collaborating with product-focused sales teams to grow strategically with the client. Specific to our resource allocation process, we invest in cross-product opportunities when we believe that by doing so we can create value. For example, at our recent Annual Shareholders’ Meeting, we discussed the opportunity we see in the accelerating convergence of public and private markets and specifically addressing investor demand for better data and insights into portfolios that incorporate exposure to both public and private market holdings. That said, we would not currently attribute a significant portion of revenue to cross-product synergies. We don’t disclose metrics related to our percentage of customer wallet share. 20. According to a Schedule 13-G filed on Dec. 10, 2024, Daniel Mansueto had 2.3 million shares beneficially owned for which he has sole voting power, 56,250 shares with shared voting power and 56,250 shares with shared dispositive power. Please explain the nature of his holdings. Pursuant to SEC rules, Daniel Mansueto is deemed to beneficially own (i) 56,250 Morningstar shares because he serves as the trustee of a trust associated with Joe Mansueto and (ii) 2.3 million Morningstar shares because he serves as the voting agent of certain grantor retained annuity trusts (GRATs) for the benefit of Joe Mansueto’s children. Joe Mansueto is also deemed to beneficially own these shares under SEC rules.

21. Why has Morningstar decided to introduce a change of control provision. Is Morningstar trying to protect against a hostile takeover as the free float gets bigger? Does this mean anything for the pace of Joe Mansueto’s sell down? In an 8-K filed on May 14, 2025, Morningstar disclosed the adoption of a new executive severance policy. Our Compensation Committee regularly reviews best practices in the marketplace in consultation with our executive compensation consultants. As such, the driver for adoption was to formalize an executive severance policy in alignment with current market executive compensation practices to support our ability to attract and retain top-notch talent. In keeping with market practices, this policy includes customary provisions for what would happen in the event of a termination of employment without cause or in connection with a change-in-control. Capital Allocation 22. I’m curious to better understand your capital allocation strategy through a couple of different lenses: a) where are the capex dollars going between maintenance vs. investment capex? b) based on recent divestitures, I’d be curious if there’s a framework to think through this (i.e. ROIC failing to meet a goal after a certain number of years)? Tying the two questions above together, how much money are you investing in Sustainalytics and Wealth and would there be a point where you’d consider strategic alternatives for these or other underperforming assets? In 2024, roughly three quarters of our capital expenditures were for external and internal use software development. Within these categories, we are focused on ensuring that our development of products and services is creating value by driving growth and adoption of our solutions. As you’ve seen from our track record, if we come to the conclusion that an activity is non-core, we may exit or deemphasize those activities to enable our teams to focus on our strategic priorities. For example, we have been refocusing Morningstar Wealth on Morningstar Model Portfolios distributed on third-party platforms and our International Wealth Platform in the UK after selling our customer assets on our turnkey asset management platform to AssetMark as part of a broader strategic alliance in 2024. In 2025, we announced that we would be sunsetting Morningstar Office. In 2024, we also sold our Commodity and Energy Data business, which was part of Morningstar Direct Platform. Specific to Morningstar Sustainalytics, our teams are always working to better align our product suite with client demand, and we will continue to evolve our solutions to support that aim.